    As filed with the Securities and Exchange Commission on August 14, 2001
                          Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             _____________________

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                             _____________________

                                 VERISITY LTD.
            (Exact name of registrant as specified in its charter)


              Israel                                        Not Applicable

   (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                        Identification Number)


                 2041 Landings Drive, Mountain View, CA  94043
       (Address of registrant's principal executive offices) (Zip Code)

                             _____________________

      Verisity Ltd. 1996 U.S. Stock Option Plan, as amended October 1999
                 Verisity Ltd. 1999 Israeli Share Option Plan
                 Verisity Ltd. 2000 U.S. Share Incentive Plan
                 Verisity Ltd. 2000 Israeli Share Option Plan

                           (Full title of the plans)

                                Moshe Gavrielov
                            Chief Executive Officer
                             Verisity Design, Inc.
                 2041 Landings Drive, Mountain View, CA  94043
                                (650) 934-6800
         (Name and address, including zip code, and telephone number, including area code, of agent for service)

                             _____________________

                        CALCULATION OF REGISTRATION FEE

 ==============================================================================
                             =====================

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Title of Each Class        Amount to Be          Proposed                 Proposed              Amount of
of Securities to be        Registered (1)        Maximum Offering         Maximum               Registration Fee
Registered                                       Price                    Aggregate Offering
                                                                          Price
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares,           1,311,104             $ 3.00 to 13.66          $ 10,238,610          $ 2,560
NIS  0.01 par  value                              (2)
per share
------------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall cover any additional Ordinary Shares which become issuable under the Verisity Ltd. (the "Registrant" or "Company") 1996 U.S. Stock Option Plan, as amended October 1999, 1999 Israeli Share Option Plan, 2000 U.S. Share Incentive Plan and 2000 Israeli Share Option Plan (pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Act")) set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant's outstanding Ordinary Shares.
(2) Estimated solely for the purpose of calculating the amount of the registration fee. See the following table for calculation of proposed maximum aggregate offering price.

The chart below details the calculations of the proposed maximum aggregate offering price:

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Title of Each Class of Securities to be Registered       Amount to Be          Proposed Maximum        Proposed Maximum
                                                         Registered            Offering Price (1)      Aggregate Offering Price
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, NIS 0.01 par value per share,           312,000                $ 3.00                 $ 1,041,600
shares issued or issuable pursuant to outstanding
options under the 1996 U.S. Stock Option Plan, as
amended October 1999
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, NIS 0.01 par value per share,           258,500                $ 6.59                 $ 1,704,000
issued or issuable pursuant to outstanding
options under the 1999 Israeli Share Option Plan
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, NIS 0.01 par value per share,           630,000                $ 9.50                 $ 5,982,145
issued or issuable pursuant to outstanding options
under the 2000 U.S. Share Incentive Plan
------------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, NIS 0.01 par value per share,           110,604                $ 13.66                $ 1,510,865
issued or issuable pursuant to outstanding options
under the 2000 Israeli Share Option Plan
------------------------------------------------------------------------------------------------------------------------------------
(1)  Estimated solely for the purpose of calculating the amount of the registration fee. The proposed maximum offering price and proposed maximum aggregate offering price are based upon the exercise price for shares subject to options previously granted under the Company's 1996 U.S. Stock Option Plan, as amended October 1999, 1999 Israeli Share Option Plan, 2000 U.S. Share Incentive
Plan and 2000 Israeli Share Option Plan (pursuant to Rule 457(h) under the Act).
----------------------------------------------------------------------------------------------------------------------------------

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                  PROSPECTUS

                                 VERSITY LTD.
                                1,311,104   Shares
                     Ordinary Shares (NIS 0.01 Par Value)

     This prospectus relates to the reoffer and resale by certain selling shareholders of ordinary shares that we have issued or may be issuing to the selling shareholders upon the exercise of share options granted under our share option plans. The shares are being reoffered and resold for the account of the selling shareholders, and we will not receive any of the proceeds from the resale of the shares.

     The resale of the selling shareholders' shares may be effected from time to time in one or more transactions on the Nasdaq National Market ("Nasdaq"), in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

     The Company's ordinary shares are quoted on Nasdaq under the symbol VRST. The reported last sale price of the ordinary shares as reported by Nasdaq on August 13, 2001 was $13.01 per share.

Investing in our ordinary shares involves risks. See "Risk Factors" beginning on page 7.

THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 14, 2001

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..................................................................   3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................   3

WHERE YOU CAN FIND MORE INFORMATION....................................................   3

NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................................   4

THE COMPANY............................................................................   5

RISK FACTORS...........................................................................   7

USE OF PROCEEDS........................................................................  19

SELLING SHAREHOLDERS...................................................................  19

PLAN OF DISTRIBUTION...................................................................  21

LEGAL MATTERS..........................................................................  22

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION AND FOR SECURITIES ACT LIABILITY..  22

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the Commission and therefore omits certain information in such registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted.
You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     (a) Our audited financial statements for the year ended December 31, 2000 set forth in our final prospectus under Rule 424(b), filed on March 22, 2001.

     (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

     (c) The description of our ordinary shares contained in the registration statement on Form S-1 (No. 333-45440), as amended (which is incorporated by reference into our registration statement on Form 8-A filed on March 2, 2001 under the Exchange Act), including any amendment or report subsequently filed by us for the purpose of updating that description.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents, excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings. Written or oral requests for such copies should be directed to Charles Alvarez, Verisity Ltd., 2041 Landings Drive, Mountain View, CA 94043, (650) 934-6800.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission as required by the Exchange Act. You may read and copy any reports, statements or other information we file at the Commission's Public Reference Rooms at: 450 Fifth Street, N.W., Seven World Trade Center, Northwest Atrium Center, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public at the Commission website (http:\www.sec.gov).

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, as a result of new information or otherwise.

                                  THE COMPANY

     We provide proprietary technologies and software products used to efficiently verify designs of electronic systems and complex integrated circuits that are essential to the communications and other high growth segments of the electronics industry. Our products automate the process of detecting flaws in these designs and enable our customers to:

     .    deliver higher quality products;
     .    accelerate time-to-market; and
     .    reduce overall product development costs.

     Our principal customers include many leading systems and semiconductor companies, such as Alcatel, Cisco Systems, Ericsson, Hewlett Packard and Texas Instruments. These are our five largest customers based on revenues during our last two fiscal years, and we received at least $1.7 million in revenues from each of these customers during that period. We also sell our products to leading providers of reusable intellectual property designs, such as ARM and MIPS Technologies, and to start-up communications companies.

     Our products target the global communications industry, as well as other rapidly growing segments of the electronics industry, such as computers, business automation and consumer electronics. Within these segments, devices such as high speed network routers, mobile telephones, personal digital assistants and Internet appliances are revolutionizing the way that businesses and consumers interact and exchange information. These devices are all examples of complex electronic systems that are comprised of integrated circuits, or ICs, which are circuits on a single semiconductor or chip, and which have been configured to perform key functions. Rapidly growing demand for smaller, faster, more power efficient and increasingly reliable communications and computing devices has created a significant need for highly complex electronic system and IC designs.

     The ever increasing complexity of systems and ICs poses ever greater challenges to the process of verifying that they behave as described in their design specifications, an engineering process known as functional verification. Traditional methods of functional verification tend to be manual and time-consuming and often fail to identify critical discrepancies, known as design flaws, between the specifications and the implementation of a system or IC design. Systems and ICs that have design flaws may function improperly or completely fail to operate. As a consequence, they must often be redesigned and remanufactured, which can make undetected design flaws very costly. Undiscovered design flaws can also lead to more severe financial and strategic consequences, such as lost revenue opportunities, lost market share and damaged reputation.

     Our functional verification products, led by our top selling Specman Elite product, identify design flaws in systems and ICs that are typically extremely difficult to anticipate and detect prior to manufacturing. We also enhance engineering productivity by automating manual processes, and by providing customizable approaches that solve many common functional verification problems. Our products enable engineers to create verification environments that can readily be reused for multiple design projects. In addition, our products facilitate the verification of discrete portions of an IC's functional design, known as intellectual property or IP cores. We believe that these benefits are particularly important to our customers that supply the highly competitive communications market, which requires frequent innovations and product introductions.

     Our objective is to establish our proprietary technologies and software products as the industry standard for the functional verification of system, IC and IP core designs required by the communications and other high growth segments of the electronics industry. To achieve this objective, we have implemented a number of strategic programs and alliances with influential systems and semiconductor companies, intellectual property providers and standards bodies. These programs, including our Pure IP(TM) program, are designed to encourage the widespread endorsement of our products. We believe these initiatives, together with our product innovations, technologies and strategic focus on functional verification, will accelerate the proliferation of our products within our targeted markets.

     We were incorporated in Israel in 1995. Our principal executive offices and corporate headquarters of our wholly-owned subsidiary, Verisity Design, Inc., are located at 2041 Landings Drive, Mountain View, California 94043, where our telephone number is 650-934-6800. Our principal research and development offices and the corporate headquarters of Verisity Ltd. are located in Rosh Ha'ain, Israel. Our website is www.verisity.com. The information contained on our website, and on the websites linked to it, is not incorporated by reference into this prospectus.

     Verisity(R), Specman(R), Specman Elite(TM), SureCov(TM), SureLint(TM), Pure IP(TM), LicenseE(TM), Verification Alliance(TM) and our logo are among our trademarks and service marks protected in the United States and other jurisdictions.

                                 RISK FACTORS

     Any investment in our ordinary shares involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our ordinary shares. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

                         Risks Related To Our Business

Our quarterly operating results and ordinary share price may fluctuate, because we have a limited ability to accurately forecast our quarterly sales and our costs are relatively fixed in the short term.

     We expect our quarterly operating results to fluctuate significantly due to a variety of factors, many of which are outside of our control. Our revenue is difficult to predict and may fluctuate significantly from period-to-period. Because our expenses are largely independent of our revenue in any particular period, it is difficult to accurately forecast our operating results. Our operating expenses are based, in part, on anticipated future revenue and a high percentage of our expenses are relatively fixed in the short term. As an example, our research and development and sales and marketing expenses together accounted for more than 75% of our total operating expenses in 1998, 1999 and 2000. As a result, if our revenue is below expectations in any quarter, the negative effect may be magnified by our inability to adjust our spending on these activities in a timely manner to offset the revenue shortfall.

     As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and, accordingly, that these comparisons should not be relied upon as indications of future performance. Due to these and other factors, our operating results may be below market analysts' expectations in some future quarters, which could cause the market price for our ordinary shares to decline.

We have a history of losses and may continue to experience losses in the future which may cause the market price of our ordinary shares to decline.

     Since we commenced operations in 1996, we have incurred significant net operating losses, including net operating losses of $4.6 million for the year ended December 31, 2000, and we have an accumulated deficit of $22.0 million as of December 31, 2000. We expect our operating expenses to increase significantly, primarily for research and development, sales and marketing, possible strategic acquisitions and general and administrative expenses. As a result, we will need to generate significant revenue to attain and maintain annual profitability. Any failure to significantly increase our revenue as we implement our product and distribution strategies could also harm our ability to attain and maintain annual profitability and could negatively impact the market price of our ordinary shares. In addition, if we do not attain or sustain profitability in the future, we may be unable to continue our operations.

We compete in an emerging market with rapidly evolving technologies and product innovations, and our products are based on new technologies that may not be accepted by potential customers.

     We compete in markets that are characterized by rapid technological changes, frequent new product introductions and innovations, uncertain product life cycles and changes in customer demands. For example, in these markets a new functional verification technology may rapidly emerge and gain acceptance that does not rely on the use of software simulation of system, IC or IP core designs, which is the approach to functional verification supported by our current suite of products. Our future success will likely depend on our ability to respond to these factors, in part by financing and managing the significant research and development investment that is often required to develop new generations of our functional verification technologies and introduce these product innovations to the marketplace in a timely manner. If our development efforts are not successful or are significantly delayed, our products may become obsolete and we may be unable to retain existing customers or attract or retain new ones. Even if we are successful in financing and managing a significant investment of our resources in product and technology innovations, such as our proprietary functional verification language called e, the industry may not accept or adopt them. Therefore, any enhancements or new generations of the technologies and products that we develop or acquire may not generate any revenue, or revenue in excess of the costs of development or acquisition.

We may not be able to effectively compete against, and may lose market share to, other vendors of functional verification products with greater resources and distribution channels, as well as engineering groups within potential customers that develop their own functional verification tools.

     We may face competition from both existing vendors of functional verification tools and new ones that we anticipate will enter the market. We also compete with the internal engineering groups of large systems and semiconductor companies. In addition, we may face competition from companies developing functional verification products and methodologies based on new or emerging technologies. Even though some of these companies may not currently have substantial financial or marketing resources to promote their competing products, they could obtain those resources either by engaging in financing activities or by being acquired by larger companies with substantial financial or marketing resources and broader distribution channels, including larger companies that may already sell products to the design and functional verification engineering groups within our existing or potential customer base.

     Some of our existing competitors are larger companies that sell suites of tools applicable to nearly all stages in the design and functional verification of systems and ICs. These companies, including Synopsys and Cadence Design Systems, have better brand recognition, larger customer bases and greater financial and marketing resources than we do. These strengths may allow them to respond more quickly than we can to new or emerging technologies or standards and changes in customer requirements. These larger companies may also be able to compete more effectively than we can on the basis of price. If these competitors elect to reduce the price of their competing products, we may be pressured to reduce the price of our products as well. However, price-based competition would reduce our gross profit and, if prolonged, would make it more difficult for us to attain or maintain profitability. If we fail to compete effectively against these competitors, our market share and revenue could decline, perhaps significantly.

     In addition, we face competition from verification engineering teams within both existing customers and potential customers that have developed and continue to use in-house verification tools and methodologies. One of our largest competitive challenges is to convince these engineering teams that our products and methodologies are superior to those that they have developed internally, considering the license fees and other costs of adopting our products and a resistance to learning our e verification language.

We face potential competitive risks from our decision to place our e verification language in the public domain.

     We have donated a portion of our e verification language to a public standards body. Once we donate the entire language to the public domain, our competitors may be more likely to write functional verification software that utilizes e, which may make their products more attractive to our customers. To the extent that our customers are not forced to abandon their investment in learning e and writing verification environments using that language, our customers may move more easily to competitive products. This in turn could cause our market share and license revenue to decline.

If companies that design and sell systems and ICs do not adopt the use of our functional verification products, our revenue may not grow.

          The adoption and continued use of our functional verification products by companies that design and sell systems and ICs, known as systems and IC companies, is important to our continued success. If the market for functional verification products fails to grow or grows more slowly than we currently anticipate, our business, financial condition and results of operations could be seriously harmed. Our ability to reach sustained revenue growth and attain profitability in the future will likely depend on the continued development of this market and, to a large extent, on the continued growth in demand for communications and other electronic systems that incorporate complex systems and ICs.

          We believe that broad market acceptance of our functional verification products will depend on several factors, including the ability to significantly enhance the productivity of functional verification, ease of use, interoperability with third-party vendors' design automation and functional verification products, our customer's assessment of our financial resources and our technical, managerial, service and support expertise, and price.

Our revenue may decline substantially if our existing customers do not continue to purchase additional licenses or renew maintenance for our products.

          We rely on the sale of additional licenses to, as well as the renewal of annual maintenance by, our existing customers. Additional revenue from our existing customers represented 80.7% of our total revenue in 2000. Even if we are successful in selling our products to new customers, if we fail to sell additional licenses for our products to our existing customers or if they fail to renew their annual maintenance agreements, we could experience a material decline in revenue. None of our current customers is obligated to license new or future generations of our functional verification products.

          Our quarterly operating results and ordinary share price may fluctuate due to seasonal factors that affect the sale of our products.

          We expect to experience fluctuations in the sale of licenses for our products due to seasonal factors. We have experienced and anticipate we will continue to experience relatively lower sales in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers and the economic incentives for our sales force. We also expect that sales may decline during the summer months of our third quarter, particularly in the European markets. It is difficult for us to evaluate the degree to which these capital budgeting and customer purchasing cycle variations and sales incentives may reduce our sales because our recent revenue growth may have largely overshadowed these factors in recent periods. However, these factors may lead to fluctuations in our quarterly operating results in the future.

We have derived and will continue to derive a significant portion of our revenue from one class of product, and the failure of this class to satisfy market demand could have a disproportionate impact on our revenue and income.

          Specman Elite and our other related functional verification products and related maintenance and other services have accounted for approximately 100% of our revenue in each of the past four fiscal years. We expect that these products and related maintenance and other services will continue to account for substantially all of our revenue in the foreseeable future. If this class of products fails to meet customer expectations so as to satisfy market demand, our business, financial condition and results of operations will suffer more than they would have if we offered a more diversified line of products.

Our customer base is concentrated, and the loss of one or more of our customers could harm our financial condition, results of operation and business.

          We derive a significant portion of our revenue from large orders placed by a relatively small number of customers. For example, our three largest customers in 2000, Cisco Systems, Conexant Systems and Ericsson, together accounted for 20.4% of our total revenue and in 1999, Cisco Systems, Hewlett Packard and LSI Logic together accounted for more than 24.1% of our total revenue. During 2000 and during the sixth months ending June 30, 2001, none of our customers accounted for 10% or more of our total revenue. The loss of one or more of these customers could significantly affect our revenue and cause our ordinary share price to decline.

We depend on our strategic marketing and sales relationships with influential semiconductor companies and independent IP core providers as well as with vendors of complementary products, and if these relationships suffer, we may have difficulty introducing and selling our products and our revenue would decline.

          We believe that our success in proliferating our products within our target markets will depend in part on our ability to leverage the marketing and sales channels outside of our organization, through a variety of strategic programs and alliances that we have initiated. We believe our relationships with influential semiconductor companies and independent IP core providers, as well as complementary product vendors, are important in order to validate our technology, facilitate broad market acceptance of our products and enhance our sales, marketing and distribution capabilities. If we are unable to maintain and enhance these existing relationships and develop a similar relationship with other influential companies in our industry, we may have greater difficulty in selling our products or we may not be able to make our products interoperable with complementary design and functional verification products. In some cases these complementary product vendors, such as Cadence Design Systems and Synopsys also offer functional verification software products that are competitive with our products. Because of this competition, they may elect to no longer work with us in our strategic programs or cooperate with our efforts to make our products interoperable with their products. Either of these developments could harm our business and financial prospects.

We depend on a limited number of key personnel, particularly our chief executive officer and our chief technology officer, who would be difficult to replace, and if we lose the services of these individuals or cannot hire additional qualified personnel, our business will likely be harmed.

          Our continued growth and success largely depend on the managerial and technical skills of key technical, sales and management personnel. In particular, our business and operations are substantially dependent on the performance of Moshe Gavrielov, our chief executive officer, and Yoav Hollander, our chief technical officer. If Mr. Gavrielov or Mr. Hollander were to leave or become unable to perform services for us, our business would likely be harmed.

          Our success also depends, to a substantial degree, upon our ability to attract, motivate and retain other highly qualified personnel. Since the technology associated with functional verification software is at a relatively early stage, there are a limited number of people who have adequate experience in our field. Consequently, we face considerable competition for the services of highly qualified software engineers, functional verification engineers and other research and development employees, as well as for qualified sales and management personnel. Competition for skilled candidates is particularly severe in the San Francisco Bay Area and Israel, where our operations are based. If we fail to attract, motivate and retain enough skilled employees, our product development efforts may be delayed and the quality of our customer service may decline.

Our recent growth has placed a significant strain on our management systems and resources and our planned future growth may put a similar strain on our management systems and resources and our ability to support our customers.

          As we continue to increase the scope of our operations, our headcount continues to grow. Our total number of employees increased from 117 as of December 31, 1999 to 163 as of June 30, 2001. Our productivity, the quality of our products and our customer support may be seriously harmed if we do not integrate, train and motivate our new employees quickly and effectively. We also cannot be sure that our revenue will continue to grow at a sufficient rate to absorb the costs associated with a larger overall headcount, as well as training and recruiting expenses. In addition, we are subject to the disclosure rules and other requirements applicable to public companies. Adjusting to these requirements may initially demand a disproportionate amount of our management's attention.

          We expect that any future growth we experience will continue to place a significant strain on our management systems and resources. To operate as a public company and manage the anticipated growth of our operations, we are required to:

       . hire, train, manage and retain additional qualified personnel, especially software engineers and functional verification engineers;
       . improve existing and implement new operational, financial and management information controls, reporting systems and procedures; and
       . establish and maintain relationships with additional external sales and marketing channel participants, including those enrolled in our strategic programs such as Pure IP, Verification Alliance and LicenseE.

          Our continued expansion in international markets will result in higher personnel costs and could reduce our operating margins due to the higher costs of international sales.

          In order to significantly penetrate international markets, we plan to expand our international sales efforts. As we expand our direct international sales organization, we will incur higher personnel costs that may not result in additional revenue. To the extent we rely on independent sales representatives and distributors to expand our international sales channels, we will be exposed to the risk that our revenue may decline if they do not continue to distribute our products. Even if we increase our revenue by increasing international sales, we may not realize corresponding growth in operating margins, due to the higher costs of these sales. Our revenue from customers outside North America represented approximately 26.6% of our total revenue in 1999 and approximately 35.5% of our total revenue in 2000.

We may not be able to increase our revenue at rates that meet the expectations of investment analysts and others, which may cause the market price of our ordinary shares to decline.

          We may not be able to exceed or maintain our historical rates of revenue growth in 2001 or in the future. As our revenue base grows larger, it will be difficult to maintain high percentage increases over time. Any significant decrease in our rate of revenue growth after this reoffer would likely result in the market price of our ordinary shares to decline because our revenue may fail to meet the expectations of investment analysts and others.

Our products could contain defects, which may reduce sales of those products or result in claims against us.

          We develop complex and evolving products designed for use in highly technical environments. Despite testing, errors may be found in our existing or new products. This could result in, among other things, a delay in recognition or loss of revenue, loss of market share or failure to achieve market acceptance. Furthermore, our customers license our products in order to identify design flaws in their system, IC and IP core designs. Design flaws that are not identified can be very costly, both in terms of direct remanufacturing costs and strategic opportunity costs. Although our standard license agreement contains limitations on liability and some warranty disclaimers, we may be subject to material claims by our customers if our products fail to identify design flaws due to actual or alleged defects in our products, particularly in the case of customers that have acquired rights to use our products without signing license agreements. In addition, we cannot be certain that the limitations on liability and warranty disclaimers included in our license agreements are enforceable. Although we maintain general business liability insurance, it would not cover a large product liability claim, so we would be required to pay legal expenses to defend the claim as well as uncovered damages awards resulting from a claim successfully brought against us. In the event of a successful product liability claim made against us, we cannot be certain that we would have financial resources in an amount sufficient to pay the resultant damages award.

We may seek to expand our business through acquisitions or joint ventures that could result in diversion of resources and extra expenses, which could disrupt our business and harm our financial condition.

          We completed our first acquisition, of SureFire Verification, Inc., in November 1999. Cadence Design Systems and Synopsys each acquired their functional verification products by acquiring smaller companies that originally developed those products. At a leading industry conference held in June 2000, one industry analyst noted that over 70 start-up companies are selling functional-verification tools within our market segment, and that a consolidation of these companies is likely to occur. Due to these and other factors, we may in the future decide to pursue acquisitions of businesses, products and technologies or establish joint venture arrangements, that could expand our business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired or jointly developed business, technology, service or product could divert our management's time and our resources. Future acquisitions could result in:

             . additional operating expenses without additional revenue; . potential dilutive issuances of equity securities;
             .  the incurrence of debt and contingent liabilities;
             .  amortization of goodwill and other intangibles;
             . research and development write-offs; and . other acquisition related expenses.

          We may not be able to successfully integrate acquired business or joint ventures with our operations. If any acquisition or joint venture were to occur, we may not receive the intended benefits of the acquisition or joint venture. In addition, future acquisitions may disrupt our operations and our business may suffer.

If we are unable to protect our intellectual property adequately, we will have fewer competitive barriers, which could reduce our revenue.

          Our patents, copyrights, trademarks, trade secrets and similar intellectual property are critical to our success. We rely on a combination of nondisclosure agreements and other contractual provisions, as well as patent, trademark, copyright and trade secret laws to protect our proprietary rights. As of July 31,

2001, the United States Patent and Trademark Office, known as the USPTO, has granted three of our patents on various aspects of our technology. We have an additional 14 pending United States patent applications, two pending European patent applications, two pending Patent Cooperation Treaty patent applications, one Israeli patent application and one Japanese patent application. We face the risks that our patent applications may not be allowed, that any patents we hold may be challenged, invalidated or circumvented, and that any claims allowed from our patents will not be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. In addition, the laws of foreign countries may not adequately protect our intellectual property as well as the laws of the United States.

          We generally enter into confidentiality or license agreements with our employees, consultants and participants in our strategic programs, and generally seek to control access to our intellectual property and the distribution of our functional verification products, documentation and other proprietary information. However, we believe that these measures afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own and the patents we may own in the future. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise improperly obtain and use our products or technology. Policing unauthorized use of our products is difficult and expensive. Our means of protecting our proprietary rights may be inadequate. To the extent we fail to adequately protect our intellectual property rights, our competitors would have an easier time competing with us by incorporating aspects of our technology within their products, which could seriously harm our revenue and our ability to become profitable.

          Third parties may claim we are infringing upon their intellectual property rights, and we could suffer significant litigation or licensing expenses or be prevented from licensing our technology.

          Substantial litigation and threats of litigation regarding intellectual property rights exist in our industry. We expect that functional verification products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We are not aware that our products employ technology that infringes any valid proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights. Any claims, with or without merit, could:

          .  be time consuming to defend;

          .  result in costly litigation or damage awards;

          .  divert our management's attention and resources;

          .  cause product shipment delays; or

          . require us to seek to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all.

          A successful claim of intellectual property infringement against us or our failure or inability to license the infringed or similar technology could seriously harm our business and financial prospects because we would not be able to sell the impacted product without exposing ourselves to litigation risk and damages. Although we maintain general business liability insurance, our coverage does not extend to intellectual property infringement claims, so we would be required to pay legal expenses to defend those claims as well as any damages award resulting from claims successfully made against us. Furthermore, redevelopment of the product so as to avoid infringement could cause us to incur significant additional expense and delay.

If United States tax authorities successfully challenge the structure of our worldwide operations, our tax expense will increase and our ability to attain or maintain profitability will be materially harmed.

          We have structured our operations in a manner designed to enable us, if we attain profitability, to benefit from tax incentives and lower income tax rates extended by some countries to encourage investment. If these tax incentives are not renewed upon expiration, if the tax rates applicable to us are rescinded or changed, or if tax authorities successfully challenge the manner in which profits are recognized among our subsidiaries, our taxes would increase and our results of operations, cash flow and debt service ability would be adversely affected. Some of the employees of our United States subsidiary serve as members of our management team. We nevertheless believe that any profits we may generate from our Israeli operations will not be sufficiently connected to the United States to give rise to United States federal or state taxation. However, we cannot be certain that this will be the case, and if the United States federal or state tax authorities were to determine otherwise, such that our Israeli profits become subject to United States federal or state income taxes, our worldwide effective tax rate could increase and our results of operations, cash flow and debt service ability could be materially harmed. The expansion of our operations in North America and Europe may increase our worldwide effective tax rate.


                         Risks Related To This Reoffer

The market price of our ordinary shares tends to be volatile, which could result in substantial losses for investors purchasing shares in this reoffer.

          Our ordinary shares have been publicly traded only since March 21, 2001. The price at which our ordinary shares trade tends to be highly volatile and may fluctuate substantially due to factors such as:

       . changes in, or failure by us to meet, securities analysts' expectations;
       . competitive trends, including timely adoption and market acceptance of, competing standards and technological innovations, such as alternatives to our e verification language;
       .  introduction of new products and services by us and our competitors;
       . conditions and trends in the communications and electronics industries generally and the design and functional verification tools market specifically; and
       .  market perception of our growth prospects.

          In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for securities of technology companies, such as ours, resulting in especially volatile market prices. Market fluctuations and volatility, as well as general economic, market or political conditions, could reduce the market price of our ordinary shares in spite of our operating performance. Our investors may be unable to resell their ordinary shares at or above the purchase price. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources that are needed to successfully operate our business.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from growing.

          We believe that the cash and short-term investments currently available to us, together with cash generated by our operations, will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, we may in the future be required to raise additional funds through public or private financings, strategic relationships or other arrangements. We cannot be certain that any of these financing alternatives will be available on acceptable terms, or at all, and our failure to raise capital when needed could materially harm our business. Additional equity financing may be dilutive to the holders of our ordinary shares, and debt financing, if available, may involve restrictive covenants. Moreover, strategic relationships, if necessary to raise additional funds, may require us to relinquish some technology rights or modify our allocation of resources.

Our directors, officers and persons affiliated with our directors hold a substantial portion of our outstanding voting ordinary shares and could reject mergers or other business combinations that a shareholder may believe are desirable.

          As of July 31, 2001, our directors, officers and individuals or entities affiliated with our directors beneficially owned approximately 40.9%of our outstanding voting ordinary shares as a group. Acting together, these shareholders would be able to significantly influence all matters that our shareholders vote upon, including the election of directors or the rejection of a merger or other business combination that other shareholders may believe is desirable.

We are subject to anti-takeover provisions that could delay or prevent our acquisition, even if the acquisition would be beneficial to our shareholders.

          Provisions of Israeli corporate and tax law and of our amended and restated articles of association may have the effect of delaying, preventing or making more difficult a merger or other acquisition of our company, even if it would be beneficial to our shareholders. Israeli law regulates mergers, votes required to approve a merger, acquisition of shares through tender offers and transactions involving significant shareholders. At this time, any merger or acquisition of our company will require the prior consent of both the Investment Center of the Government of Israel and the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, known as the OCS. In addition, our amended and restated articles of association provide for a staggered board of directors and for restrictions on business combinations with interested shareholders. Any of these provisions may have the effect of making it more difficult to unseat management and acquire our company. Accordingly, an acquisition of our company could be delayed or prevented even if it would be beneficial to our shareholders.


                   Risks Related To Our Operations In Israel

Because we are incorporated in Israel, potential political, economic or military instability in Israel or in the region may harm our business and operations.

          We are incorporated under the laws of the State of Israel and our principal research and development facilities and the corporate headquarters of Verisity Ltd. are located in Israel. Any future political and economic instability or armed conflicts in Israel or in the region could directly harm our business and operations.

          Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility has existed in varying degrees and intensity. This state of hostility has led to security and economic problems for Israel. The future of peace efforts between Israel and its Arab neighbors, particularly in light of the recent violence and political unrest in Israel and the rest of the Middle East, remains uncertain and several countries still restrict business with Israel and Israeli companies. These restrictive laws and policies may also materially harm our operating results and financial condition.

     Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel's establishment. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. Our business, operating results and financial condition could be materially harmed by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel.

     Some of our executive officers and employees are required to perform military service, and this could force them to be absent, depriving us of their services and our operations may be materially harmed.

     Some of our executive officers and employees are obligated to perform annual military reserve duty in the Israeli army and are subject to being called to active duty at any time, which could adversely affect our ability to pursue our planned research and development efforts. We cannot assess the full impact of these requirements on our workforce or business and we cannot predict the effect on us of any expansion or reduction of these obligations. However, in light of the recent violence and political unrest in Israel and the rest of the Middle East, there is an increased risk that a number of our employees could be called to active military duty without prior notice.

Because our revenue is mainly generated in United States dollars and a significant portion of our expenses are incurred in new Israeli shekels, our results of operations may be materially harmed by inflation and currency fluctuations.

     We generate most of our revenue in United States dollars or other currencies linked to the dollar, but we incur a significant portion of our expenses, principally salaries and related personnel expenses, in shekels. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the shekel in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. If the dollar costs of our operations in Israel increase, our dollar-measured results of operation would be materially harmed.

     Our operations also could be materially harmed if we are unable to protect ourselves against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure fluctuations in the exchange rate of the dollar against the shekel. These measures, however, may not adequately protect us from material harm due to the impact of inflation in Israel.

The government programs and benefits which we currently receive require us to meet several conditions and may be terminated or reduced in the future.

     We have received grants from the Government of Israel, through the OCS, for the financing of a significant portion of our research and development expenditures in Israel and may apply for additional grants in the future. In 1999, we received grants from the OCS totaling approximately $718,000, representing 14.5% of our total research and development expenditures in that year, including these grants. In 2000 and 2001, we did not apply for any grants from the OCS, and we expect the percentage of our research and development expenditures financed from OCS grants will continue to remain quite low.

     The terms of the OCS grants and the law pursuant to which the grants are made restrict our ability to manufacture products or transfer technologies developed using OCS grants outside of Israel. This restriction may limit our ability to enter into agreements or similar arrangements for those products or technologies. In the past, we obtained an approval from the OCS for the transfer of some of our technology and we expect that similar approvals will be required in the future. We cannot be certain that the approvals of the OCS will be obtained on terms that are acceptable to us. In connection with our grant applications, we have made representations and covenants to the OCS. The funding from the OCS is subject to the accuracy of these representations and covenants and to our compliance with the conditions and restrictions imposed by the OCS. If we fail to comply with any of these conditions or restrictions, we could be required to repay any grants previously received, together with interest and penalties and would likely be ineligible to receive OCS grants thereafter.

The tax benefits we are currently entitled to from the Government of Israel may be reduced or terminated in the future.

     Pursuant to the Law for the Encouragement of Capital Investments, the Government of Israel through the Investment Center has granted "approved enterprise" status to a significant portion of our research and development efforts. The portion of our income derived from our approved enterprise program will be exempt from tax for a period of two to four years commencing in the first year in which we have taxable income and will be subject to a reduced tax for a period of three to eight additional years. The benefits available to an approved enterprise are conditioned upon the fulfillment of conditions regarding a required amount of investments in fixed assets and a portion of these investments being made with net proceeds of equity capital raised by us as stipulated in applicable law and in the specific certificates of approval. If we fail to comply with these conditions, in whole or in part, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and would likely be denied these benefits in the future. From time-to-time, the Government of Israel has discussed reducing or eliminating the benefits available under the approved enterprise program. It is possible that these tax benefits may not be continued in the future at their current levels or at all.

It may be difficult to enforce a United States judgment against us, our directors and officers.

     We are incorporated under the laws of the State of Israel, and some of our directors and executive officers are not residents of the United States. In addition, some of our assets and the assets of our non-United States resident directors and executive officers are located outside of the United States and, therefore, service of process upon them and enforcement of judgments obtained in the United States against us, and our directors and executive officers may be difficult to obtain within the United States. We have authorized our United States subsidiary, Verisity Design, Inc., as the agent within the United States to receive service of process on our behalf in any action in any United States federal court against us arising out of this reoffer or any related purchase or sale of our securities. We do not give consent for Verisity Design, Inc. to accept service of process on our behalf except on a case-by-case basis. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under United States federal securities laws in original actions instituted in Israel. Furthermore, if a foreign judgment is enforced by an Israeli court, it will be payable in new Israeli shekels.

The new Israeli Companies Law, to which we are subject, has not yet been interpreted by the courts.

     The new Israeli Companies Law became effective as of February 1, 2000, instituting major and comprehensive changes to Israeli corporate law. These changes include, but are not limited to, codifying certain fiduciary duties and obligations relating to directors, officers and shareholders, rules for shareholder votes by proxy and codifying the principles with respect to the extent of the liability of shareholders of a company for the debts and obligations of the company in certain circumstances. As of the date of this prospectus, Israeli courts have not fully reviewed or interpreted certain aspects of the new Israeli Companies Law. Furthermore, as of the date of this prospectus, the Israeli Minister of Justice has only promulgated a portion of the regulations required to implement the new Israeli Companies Law. As a result, shareholders instituting actions against Israeli companies, their directors, officers and their controlling shareholders may experience difficulties, as well as uncertainties in protecting their interests. In addition, there is uncertainty whether Israeli courts will interpret the new Israeli Companies Law in a manner similar to the description provided in this prospectus.

Proposed tax reform in Israel may reduce our tax benefits, which might adversely affect our profitability.

     On May 4, 2000, a committee chaired by the director general of the Israeli Ministry of Finance published a report recommending a major and comprehensive reform in the Israeli tax system. The Israeli cabinet also approved the recommendations in principle, however, implementation of the reform requires legislation by the Knesset, the Israeli parliament. We cannot be certain that the proposed reform, or any portion of the proposed reform, will be implemented. However, if the reform is adopted as recommended in the report, some of the tax benefits to companies such as ours may be reduced and Israeli purchasers of our ordinary shares may have to pay higher taxes in the future. In addition, a reduction in the tax benefits available to us could negatively affect our profitability. We cannot estimate whether the reform will eventually be implemented, or in what form, if any, it will ultimately take place or what effect it will have on us or our shareholders.

                                USE OF PROCEEDS

     The ordinary shares offered hereby are being registered for the account of the selling shareholders identified in this prospectus. All net proceeds from the sale of the ordinary shares will go to the shareholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of ordinary shares. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                             SELLING SHAREHOLDERS

     This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling shareholders under our share option plans. The following table sets forth (i) the number of ordinary shares beneficially owned by each selling shareholder as of August 8, 2001, and (ii) the number of shares to be offered for resale by each selling shareholder (i.e., the total number of shares underlying options held by each selling shareholder irrespective of whether such options are presently exercisable or exercisable within 60 days of the date of this prospectus). The table assumes that the selling shareholders will sell all of the shares and that the selling shareholders will make no other purchases or sales of our ordinary shares. However, the selling shareholders are not obligated to sell their shares at any time or at any particular price. All percentages are based on 18,775,448 ordinary shares outstanding as of August 8, 2001.

----------------------------------------------------------------------------------------------------
Name                           Title or Position         Number of ordinary      Number of ordinary
                                                         shares beneficially     shares being
                                                         owner before            offered
                                                         offering(1)
----------------------------------------------------------------------------------------------------
Pierre Lamond                      Director                 1,903,917(2)                  60,000
----------------------------------------------------------------------------------------------------
Moshe Gavrielov                 CEO, Director                 783,789                    100,000
----------------------------------------------------------------------------------------------------
Zohar Zisapel                      Director                   673,840 (3)                 60,000
----------------------------------------------------------------------------------------------------
Tali Aben                          Director                   649,956 (4)                 60,000
----------------------------------------------------------------------------------------------------
Jacob Hanoch                   VP Sales, Europe               155,666                     30,000
----------------------------------------------------------------------------------------------------
Charles Alvarez            Chief Financial Officer            119,227                     95,000
----------------------------------------------------------------------------------------------------
Ziv Binyamini             VP Research & Development            91,048                    110,000
----------------------------------------------------------------------------------------------------
Francine Ferguson                VP Marketing                  77,930                     75,000
----------------------------------------------------------------------------------------------------
Larry Lapides                 VP Worldwide Sales               75,262                    102,000
----------------------------------------------------------------------------------------------------
David Larwood                  General Counsel                 46,403                    145,000
----------------------------------------------------------------------------------------------------
Craig Shirley              VP Sales, North America             45,733                     40,000
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Amos Wilnai                        Director                     8,572                     60,000
----------------------------------------------------------------------------------------------------
General Employees                    (5)                      377,026                    374,104
----------------------------------------------------------------------------------------------------

*  Less than 1%

(1) Unless otherwise indicated, we believe that all people named in the above table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted. Information concerning a selling shareholder's number of ordinary shares beneficially owned after offering and percentage of outstanding ordinary shares owned after offering is omitted because it is not meaningful. The number of shares beneficially owned by the selling shareholders will increase as already-granted options to acquire ordinary shares vest over time. Because sales need not be made immediately and can be made at any time in the future, it is not possible to know when the sales would be made, and it is also impossible to know the number of shares that will be beneficially owned at the time of the sales (that is, after the offering).

(2) Represents 1,708,595 shares held by Sequoia Capital VII, L.P., 74,694 shares held by Sequoia Technology Partners VII, 19,494 shares held by Sequoia 1997 LLC, 34,656 shares held by SQP 1997 and 29,877 shares held by Sequoia International Partners, of which 1,138,235 shares are non-voting shares that may be converted into voting shares on a one-for-one basis at the election of the holder, subject to some conditions. SC VII Management- A, LLC is the general partner of Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners. Pierre Lamond is a non-managing member of SC VII Management-A. He is also one of our directors. Mr. Lamond disclaims beneficial ownership of the shares held by these entities, except to the extent of his interest therein. The amount shown for Mr. Lamond includes 28,029 shares held by the Pierre R. Lamond and Christine
E. Lamond Trust dated November 22, 1985.

(3) Includes 205,807 shares held by Lomsha Ltd., 205,807 shares held by Michael and Klil Holdings (93) Ltd. and 253,654 shares held by Zohar Zisapel plus 8,572 shares beneficially held by Mr. Zisapel.

(4) Represents 641,384 shares held by Gemini Israel Fund plus 8,572 shares beneficially held by Ms. Aben. Tali Aben is a general partner and they share voting and investment power with respect to all of the shares owned by this entity. Ms. Aben disclaims beneficial ownership of the shares held by this entity, except to the extent of her interest therein.

(5) None of these employees holds positions above mid-level manager.

                             PLAN OF DISTRIBUTION

     This offering is self-underwritten. Neither the selling shareholders nor we have employed an underwriter for the sale of ordinary shares by the selling shareholders. We will bear all expenses in connection with the preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the ordinary shares.

     At the time a selling shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

     The selling shareholders may sell the shares in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. The selling shareholders may sell the shares through public or private transactions at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices. The selling shareholders may also sell shares pursuant to Rule 144 promulgated by the Commission under the Securities Act, if applicable. There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.

     The selling shareholders may use broker-dealers to sell the shares. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, or they may receive commissions from the purchasers of shares for whom they acted as agents, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders and any broker-dealer who participates in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

     The selling shareholders reserve the right to accept, and together with any agent of the selling shareholder, to reject, in whole or in part, any proposed purchase of the ordinary shares. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

     We have not registered or qualified offers and sales of ordinary shares under the laws of any country, other than the United States. To comply with certain states' or foreign jurisdictions' securities laws, if applicable, the selling shareholders will offer and sell their ordinary shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states or foreign jurisdictions' the selling shareholders may not offer or sell ordinary shares unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

                                 LEGAL MATTERS

     The validity of our ordinary shares offered herby will be passed upon for us by Salinger & Co. Advocates, Tel Aviv, Israel.

         DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION AND FOR
                           SECURITIES ACT LIABILITY

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.
-------------------------------------------------

          The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this registration statement:

          (a) The Registrant's prospectus filed on March 22, 2001 pursuant to Rule 424(b) under the Securities Act which contain audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

          (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the prospectus referred to in (a) above.

          (c) The description of the Registrant's Ordinary Shares contained in the Registrant's registration statement on Form S-1 (No. 333-45440), as amended (which is incorporated by reference into the Registrant's registration statement on Form 8-A filed on March 2, 2001 under the Exchange Act), including any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4.   Description of Securities.
-----------------------------------

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.
------------------------------------------------

          Not applicable.

Item 6.   Indemnification of Directors and Officers.
---------------------------------------------------

          As permitted by the new Companies Law of Israel (the "Companies Law"), the Registrant's articles of association contain provisions which:


     . exempt, in advance, an officer or director from liability to the Registrant for breach of his duty of care, subject to the requirements of the Companies Law;

     . indemnify an officer or director of the Registrant by reason of acts or omissions committed in his capacity as an officer or director, for:

          . monetary liabilities imposed upon him in favor of another person under a court judgment, including a compromise judgment or an arbitrator's decision approved by a court; and

          . reasonable litigation expenses, including attorney's fees, actually incurred by him or imposed upon him by a court, in an action brought against him by or on behalf of the Registrant or by other persons, or in a criminal action from which he was acquitted, or in which he was convicted if the criminal action does not require proof of criminal intent;

     . enter into a contract to insure the liability of an officer or director of the Registrant by reason of acts or omissions committed in his capacity as an officer or director of the Registrant regarding:

          . the breach of his duty of care towards the Registrant or any other person;

          . the breach of his duty of loyalty to the Registrant provided that he acted in good faith and had a reasonable basis to believe that the act would not impair the interests of Registrant; and

          . monetary liabilities which may be imposed upon him in favor of other persons.

          The Registrant's articles of association also provide for indemnification of an officer or a director either in advance or after the event; provided, that any advance undertaking to indemnify must be limited to occurrences of types which in the opinion of the board of directors can reasonably be foreseen at the time the undertaking to indemnify is given and to an amount that the board of directors determines is reasonable in such circumstances. In addition, the Companies Law provides that the Registrant may not indemnify, exempt or enter into an insurance contract which would provide coverage for the liability of an officer or a director for:

     .    a breach of his duty of loyalty, except to the extent described above;

     . a breach of his duty of care, if the breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

     . an act or omission done with the intent to unlawfully realize personal gain; or

     .    a fine or penalty against him.

          The Registrant has agreed to indemnify each of its officers or directors to the extent permitted by the Companies Law. In September 2000, the Registrant's board of directors authorized it to enter into indemnification agreements with each of its officers and directors. On October 18, 2000, these agreements were approved by the Registrant's shareholders. In general the indemnification agreements provide, subject to specified conditions and limitations and to the extent permitted under any applicable law, that the Registrant will indemnify its officers and directors for all amounts they must pay, including reasonable legal expenses, if they are involved in legal proceedings or found liable for any act or omission made in their capacity as office holders. Obligations that result from the offering of the Ordinary Shares described in this registration statement would also be covered by the indemnification agreements. The Registrant has agreed to exempt and release each of its officers and directors to the fullest extent permitted by law from liability for damages from breaches of their duty of care to it, unless the breach was intentional, reckless, for personal profit or the liability arose from a penalty or fine.

          There is no litigation pending, and neither the Registrant nor any of its directors knows of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 7.   Exemption from Registration Claimed.
---------------------------------------------

          Not applicable.

Item 8.   Exhibits.
------------------

          Exhibit Number           Description of Document

          --------------           -----------------------

          5.1                      Opinion of Salinger & Co. Advocates.

          10.25* Verisity Ltd. 2000 U.S. Share Incentive Plan, form of Option Agreement for 2000 U.S. Share Incentive Plan and form of Option Agreement for outside directors under 2000 U.S. Share Incentive Plan.
          10.26* Verisity Ltd. 1999 Israeli Share Option Plan and form of Option Agreement for 1999 Israeli Share Option Plan.
          10.30* 1996 U.S. Stock Option Plan, as amended October 1999, form of Option Agreement for 1996 U.S. Stock Option Plan and form of amended Option Agreement.
          10.38* Verisity Ltd. 2000 Israeli Share Option Plan and form of Option Agreement for 2000 Israeli Share Option Plan.
          10.41*    First Amendment to Verisity Ltd. 1999 Israeli Share Option
                    Plan.
          23.1      Consent of Independent Auditors.
          23.2 Consent of Salinger & Co. Advocates (included in Exhibit 5.1 hereto).
          24.1      Power of Attorney is set forth on the signature pages.


Item 9.   Undertakings.
----------------------

          The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the

_________________________
* Incorporated by reference from the like-numbered exhibit filed with the Registrant's registration statement on Form S-1 (No. 333-45440) filed on September 8, 2000, as subsequently amended.

                                  Signatures

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 9th day of August, 2001.


                                         VERISITY LTD.

                                    By:  /s/ Moshe Gavrielov
                                         -----------------------------
                                         Moshe Gavrielov
                                         Chief Executive Officer and Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Moshe Gavrielov and Charles G. Alvarez as his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                    Title                                    Date
       ---------                                    -----                                    ----
/s/ Moshe Gavrielov
-------------------
Moshe Gavrielov                 Chief Executive Officer, General Manager and Director     August 9, 2001


/s/ Yoav Hollander
------------------
Yoav Hollander                  Chief Technical Officer and Director                      August 9, 2001

/s/ Charles G. Alvarez          Vice President of Finance and Administration and Chief    August 9, 2001
----------------------          Financial Officer
Charles G. Alvarez

/s/ Michael McNamara            Senior Vice President of Technology and Director          August 9, 2001
--------------------
Michael McNamara

/s/ Pierre Lamond               Director                                                  August 9, 2001
-----------------
Pierre Lamond

/s/ Zohar Zisapel               Director                                                  August 9, 2001
-----------------
Zohar Zisapel

/s/ Tali Aben                   Director                                                  August 9, 2001
-------------
Tali Aben

/s/ Amos Wilnai
---------------                 Director                                                  August 9, 2001
Amos Wilnai

                                  EXHIBIT LIST


Exhibit Number      Description of Document
--------------      -----------------------

5.1                 Opinion of Salinger & Co. Advocates.
10.25* Verisity Ltd. 2000 U.S. Share Incentive Plan, form of Option Agreement for 2000 U.S. Share Incentive Plan and form of Option Agreement for outside directors under 2000 U.S. Share Incentive Plan.
10.26* Verisity Ltd. 1999 Israeli Share Option Plan and form of Option Agreement for 1999 Israeli Share Option Plan.
10.30* 1996 U.S. Stock Option Plan, as amended October 1999, form of Option Agreement for 1996 U.S. Stock Option Plan and form of amended Option Agreement.
10.38* Verisity Ltd. 2000 Israeli Share Option Plan and form of Option Agreement for 2000 Israeli Share Option Plan.
10.41*              First Amendment to Verisity Ltd. 1999 Israeli Share
                    Option Plan.
23.1                Consent of Independent Auditors.
23.2                Consent of Salinger & Co. Advocates (included in
                    Exhibit 5.1 hereto).
24.1                Power of Attorney is set forth on the signature pages.

___________________________
* Incorporated by reference from the like-numbered exhibit filed with the Registrant's registration statement on Form S-1 (No. 333-45440) filed on September 8, 2000, as subsequently amended.